Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-100824, Form S-8 No. 333-109274 and Form S-8 No. 333-110412,
Form S-8 No. 333-67422, Form S-8 No. 333-55900, Form S-8 No. 33900, Form S-8 No.
59945) pertaining to the Amended and Restated 1988 Stock Incentive Plan of Discovery Laboratories, Inc. and in the Registration Statements (Form S-3 No. 333-101666, Form S-3 No. 333-35206, Form S-3 No. 333-86105, Form S-3 No.
333-72614, Form S-3 No. 333-82596, Form S-3 No. 107836, and Form S-3 No.
333-111360) of our report dated February 13, 2004, with respect to the consolidated financial statements of Discovery Laboratories, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.


                                                           /s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 12, 2004